Eastman Announces Second-Quarter 2014 Financial Results

KINGSPORT, Tenn., July 28, 2014 - Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations, excluding non-core or non-recurring items, of $1.92 per diluted share for second quarter 2014 versus $1.80 per diluted share for second quarter 2013. Reported earnings from continuing operations were $1.92 per diluted share for second quarter 2014 versus $1.69 per diluted share for second quarter 2013. For detail of the excluded items and reconciliation to reported company and segment earnings, see Tables 3 and 4.

“We delivered solid results across our portfolio in the second quarter despite a number of challenges,” said Mark Costa, chairman and CEO. “We continue to focus on growth through Eastman-specific actions, including serving growing markets with capacity additions, improving our mix with higher-value products, and disciplined capital allocation. As a result, Eastman remains well positioned for a fifth consecutive year of strong earnings growth.” See the second paragraph under “Outlook” for the items excluded from annual earnings comparisons.

(In millions, except per share amounts)	2Q2014	2Q2013

Sales revenue	$2,460	$2,440

Earnings per diluted share from continuing operations*	$1.92	$1.69

Earnings per diluted share from continuing operations excluding non-core or non-recurring items**	$1.92	$1.80

Net cash provided by operating activities	$419	$362

*For a description of earnings from discontinued operations, see Table 1.
**For reconciliation to reported company and segment earnings, see Tables 3 and 4.

Corporate results 2Q 2014 versus 2Q 2013

Sales revenue was $2.5 billion, a slight increase compared with second quarter 2013. Operating earnings for second quarter 2014 were $436 million compared with $428 million for second quarter 2013. Excluding the items described in Tables 3 and 4, second-quarter 2014 operating earnings were $441 million compared with $454 million for second quarter 2013, with the decline primarily due to lower Specialty Fluids & Intermediates segment earnings. The previously announced unplanned shutdown at the Kingsport, Tenn., facility negatively impacted second-quarter 2014 operating earnings by approximately $10 million.

Segment results 2Q 2014 versus 2Q 2013

Additives & Functional Products - Sales revenue increased primarily due to higher sales volume for coatings product lines attributed to strengthened demand, particularly in key end markets. Excluding non-core or non-recurring items, operating earnings declined slightly primarily due to higher raw material and energy costs, particularly for propane, partially offset by higher sales volume.

Adhesives & Plasticizers - Sales revenue increased primarily due to higher sales volume more than offsetting lower selling prices. Higher sales volume for adhesives resins was mostly attributed to stronger end-market demand and customer inventory destocking that negatively impacted second quarter 2013. Higher sales volume for plasticizers was primarily attributed to the timing of substitution of phthalate plasticizers with Eastman non-phthalate plasticizers. Lower selling prices were primarily due to continued competitive pressure attributed to increased adhesives resins supply and weakened plasticizers demand in Asia Pacific and Europe. Excluding non-core or non-recurring items in second quarter 2013, operating earnings increased primarily due to higher sales volume, higher capacity utilization that resulted in lower unit costs, and lower operating costs that included targeted cost reductions, partially offset by lower selling prices.

Advanced Materials - Sales revenue increased slightly as higher sales volume for premium products such as interlayers with acoustic properties and Eastman Tritan™ copolyester was mostly offset by lower sales volume for core products such as Flexvue® coated films. Excluding non-core or non-recurring items in the second quarter 2013, operating earnings for second quarter 2014 were relatively unchanged compared to second quarter 2013 as lower raw material and energy costs and improved product mix were offset by costs of the unplanned shutdown at the Kingsport site and other costs.

Fibers - Sales revenue increased due to higher selling prices and sales of acetate flake to Eastman’s China acetate tow joint venture more than offsetting lower acetate tow sales volume. The lower acetate tow sales volume was primarily due to additional industry capacity including the acetate tow joint venture. Operating earnings increased as higher selling prices, sales of acetate flake to the China joint venture, and lower raw material and energy costs more than offset lower acetate tow sales volume and higher operating costs. The higher operating costs were the result of lower capacity utilization that resulted in higher unit costs and costs related to the unplanned shutdown at the Kingsport site.

Specialty Fluids & Intermediates - Sales revenue declined partly due to a decrease in sales volume resulting from the first-quarter weather-related outage at the Longview, Texas site and the second-quarter unplanned shutdown at the Kingsport site. Sales revenue was also negatively impacted by lower sales volume for intermediates product lines resulting from increased use of intermediates in the manufacture of higher-value downstream derivatives in other segments. Selling prices and sales volume for acetyl-based product lines increased compared to second quarter 2013. Excluding non-core or non-recurring items, operating earnings decreased primarily due to lower sales volume, higher raw material and energy costs, particularly for propane, and costs of the unplanned shutdown at the Kingsport site.

Cash Flow

Eastman generated $419 million in cash from operating activities during second quarter 2014 primarily due to strong net earnings. During the quarter, the company completed the acquisition of the aviation turbine oil business from BP plc, which is now a part of the Specialty Fluids & Intermediates segment, and repurchased shares for a total of $100 million. In addition, the company issued $500 million of 30-year public debt at an interest rate of 4.65%, with proceeds to be used for general corporate purposes.

Outlook

Commenting on the outlook for full year 2014, Costa said, “We delivered solid earnings in the first half of the year despite a number of headwinds. Looking forward, we remain confident in our ability to generate strong year over year earnings growth. As a result, we continue to expect 2014 earnings per share to be between $6.70 and $7.00.” Non-core and non-recurring items are excluded from the earnings per share projection.

The earnings for 2013, 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude the non-core or non-recurring items detailed, with reconciliation to GAAP earnings, in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Reports on Form 10-K for 2013, 2012, and 2011.

Eastman will host a conference call with industry analysts on July 29, 2014 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-0690, passcode number 1629560. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, July 29, to 11:00 a.m. ET, August 5, at 888-203-1112 or 719-457-0820, passcode 1629560.

Forward-Looking Statements: This news release includes forward-looking statements concerning current expectations for future global and regional economic conditions; company manufacturing capacity additions, mix of products sold, and capital expenditures, acquisitions, debt, dividends, and stock repurchases; non-core or non-recurring costs, charges, income, and gains; and company and segment revenue, earnings, and cash flow for full year 2014. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2014 available, and the Form 10-Q to be filed for second quarter 2014 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world. For more information, visit www.eastman.com.

# # #

Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 28, 2014

For Eastman Chemical Company Second Quarter 2014 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2014	2013	2014	2013
Sales	$2,460	$2,440	$4,765	$4,747
Cost of sales	1,803	1,763	3,513	3,454
Gross profit	657	677	1,252	1,293
Selling, general and administrative expenses	172	180	340	351
Research and development expenses	56	51	109	100
Asset impairments and restructuring charges (gains), net	(7)	18	6	21
Operating earnings	436	428	797	821
Net interest expense	45	46	87	93
Other charges (income), net	(8)	—	(11)	1
Earnings from continuing operations before income taxes	399	382	721	727
Provision for income taxes from continuing operations	107	116	195	213
Earnings from continuing operations	292	266	526	514
Earnings from discontinued operations, net of tax (1)	2	—	2	—
Net earnings	294	266	528	514
Less: net earnings attributable to noncontrolling interest	2	2	3	3
Net earnings attributable to Eastman	$292	$264	$525	$511
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$290	$264	$523	$511
Earnings from discontinued operations, net of tax (1)	2	—	2	—
Net earnings attributable to Eastman stockholders	$292	$264	$525	$511
Basic earnings per share attributable to Eastman
Earnings from continuing operations	$1.94	$1.71	$3.47	$3.31
Earnings from discontinued operations (1)	0.02	—	0.02	—
Basic earnings per share attributable to Eastman	$1.96	$1.71	$3.49	$3.31
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$1.92	$1.69	$3.43	$3.26
Earnings from discontinued operations (1)	0.01	—	0.02	—
Diluted earnings per share attributable to Eastman	$1.93	$1.69	$3.45	$3.26

Shares (in millions) outstanding at end of period	149.1	154.2	149.1	154.2
Shares (in millions) used for earnings per share calculation
Basic	149.5	154.4	150.4	154.4
Diluted	151.3	156.7	152.2	156.7

(1)
In second quarter 2014, the Company recognized $2 million, net of tax, in earnings from discontinued operations from final settlement of commercial litigation related to the previously discontinued polyethylene terephthalate ("PET") business.

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Sales by Segment
Additives & Functional Products	$452	$430	$875	$849
Adhesives & Plasticizers	358	339	703	684
Advanced Materials	631	625	1,212	1,209
Fibers	386	363	740	709
Specialty Fluids & Intermediates	633	677	1,234	1,284
Total Sales by Segment	2,460	2,434	4,764	4,735
Other	—	6	1	12
Total Eastman Chemical Company	$2,460	$2,440	$4,765	$4,747

Table 2B – Sales Revenue Change

	Second Quarter 2014 Compared to Second Quarter 2013
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	5%	4%	—%	1%
Adhesives & Plasticizers	6%	9%	(4)%	1%
Advanced Materials	1%	—%	—%	1%
Fibers	6%	2%	4%	—%
Specialty Fluids & Intermediates	(6)%	(8)%	2%	—%

Total Eastman Chemical Company	1%	—%	—%	1%

	First Six Month 2014 Compared to First Six Months 2013
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	3%	2%	1%	—%
Adhesives & Plasticizers	3%	6%	(4)%	1%
Advanced Materials	—%	—%	(1)%	1%
Fibers	4%	—%	4%	—%
Specialty Fluids & Intermediates	(4)%	(6)%	2%	—%

Total Eastman Chemical Company	—%	(1)%	1%	—%

Table 2C – Sales by Region

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Sales by Region
United States and Canada	$1,138	$1,121	$2,211	$2,202
Asia Pacific	654	682	1,255	1,277
Europe, Middle East, and Africa	544	509	1,058	1,022
Latin America	124	128	241	246
Total Eastman Chemical Company	$2,460	$2,440	$4,765	$4,747

Table 3 - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Operating Earnings (Loss) by Segment and Non-Core or Non-Recurring Items
Additives & Functional Products
Operating earnings	$105	$104	$199	$202
Asset impairments and restructuring charges (gains), net (1)(2)(3)	(2)	1	(2)	1
Excluding non-core or non-recurring items	103	105	197	203
Adhesives & Plasticizers
Operating earnings	56	49	103	98
Asset impairments and restructuring charges (2)	—	1	—	1
Excluding non-core or non-recurring item	56	50	103	99
Advanced Materials
Operating earnings	80	82	141	147
Asset impairments and restructuring charges (gains), net (2)(3)(4)	—	(1)	10	(1)
Excluding non-core or non-recurring items	80	81	151	146
Fibers
Operating earnings	123	116	240	230
Specialty Fluids & Intermediates
Operating earnings	94	117	158	212
Additional costs of acquired inventories (5)	2	—	2	—
Asset impairments and restructuring charges (2)	—	1	—	1
Excluding non-core or non-recurring items	96	118	160	213
Total Operating Earnings by Segment
Operating earnings	458	468	841	889
Additional costs of acquired inventories	2	—	2	—
Asset impairments and restructuring charges (gains), net	(2)	2	8	2
Excluding non-core or non-recurring items	$458	$470	$851	$891

(1)	Included in second quarter and first six months 2014 earnings is a $2 million gain related to the sale of previously impaired assets at a former polymers production facility in China.

(2)
Included in second quarter and first six months 2013 earnings are restructuring charges of $2 million, $1 million, $2 million, and $1 million in the Additives & Functional Products, Adhesives & Plasticizers, Advanced Materials, and Specialty Fluids & Intermediates segments, respectively, primarily related to severance.

(3)
Included in second quarter and first six months 2013 earnings is a reduction in previous charges associated with the fourth quarter 2012 termination of the operating agreement for the Sao Jose dos Campos, Brazil site, which is reported as reductions of $1 million and $3 million in the Additives & Functional Products and Advanced Materials segments, respectively.

(4)	Included in first six months 2014 earnings are asset impairments and restructuring charges of $10 million primarily for the closure of a production facility in Taiwan for the Flexvue® product line.

(5)
Included in second quarter 2014 are additional costs of acquired BP plc's global aviation turbine oil business inventories. Approximately one quarter, or $2 million, of these inventories were sold in second quarter 2014 resulting in an increase in cost of sales.

Table 3 - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (continued)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2014	2013	2014		2013
Total Operating Earnings by Segment
Operating earnings	$458	$468	$841		$889
Additional costs of acquired inventories	2	—	2		—
Asset impairments and restructuring charges (gains), net	(2)	2	8		2
Excluding non-core or non-recurring items	$458	$470	$851		$891
Other (1)
Operating earnings (loss)
Growth initiatives and businesses not allocated to segments (2)	(15)	(32)	(28)		(53)
Pension and other postretirement benefit plans income (expense) not allocated to operating segments	3	3	6		6
Acquisition transaction, integration, and restructuring costs	(10)	(11)	(22)		(21)
Operating loss before non-core or non-recurring items	(22)	(40)	(44)		(68)
Acquisition transaction costs (3)	3	—	3		—
Acquisition integration costs (4)	7	8	16		15
Asset impairments and restructuring charges (gains), net (5)(6)(7)	(5)	16	(2)		19
Operating loss excluding non-core or non-recurring items	(17)	(16)	(27)	—	(34)
Total Eastman Chemical Company
Total operating earnings	436	428	797		821
Acquisition transaction costs	3	—	3		—
Acquisition integration costs	7	8	16		15
Additional costs of acquired inventories	2	—	2		—
Asset impairments and restructuring charges (gains), net	(7)	18	6		21
Total operating earnings excluding non-core or non-recurring items	$441	$454	$824		$857

(1)
Research and development, certain components of pension and other postretirement benefits, and other expenses and income not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)
Businesses not allocated to segments in 2013 included the Perennial Wood™ growth initiative and Photovoltaics product line, both of which ceased production in the second half of 2013. Businesses not allocated to segments in 2014 include Eastman™ microfiber technology.

(3)	Included in second quarter and first six months 2014 are transaction costs of $3 million for the acquisition of the global aviation turbine engine oil business from BP plc in June 2014.

(4)
Included in second quarter and first six months 2014 are integration costs of $7 million and $16 million, respectively, for the acquired Solutia and the global aviation turbine engine oil businesses. Included in second quarter and first six months 2013 are integration costs of $8 million and $15 million, respectively, for the acquired Solutia businesses.

(5)	Included in second quarter and first six months 2014 earnings is a $5 million gain for sales of previously impaired assets at the former Photovoltaics production facility in Germany.

(6)
Included in second quarter and first six months 2013 earnings are asset impairments and restructuring charges of $13 million primarily for the closure of a production facility in Germany for the Photovoltaics product line.

(7)
Included in second quarter and first six months 2013 earnings are restructuring charges of $3 million and $6 million, respectively, primarily for severance associated with the continued integration of Solutia. Included in first six months 2014 earnings are restructuring charges of $3 million, primarily for severance associated with the continued integration of Solutia.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	Second Quarter 2014
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$436	$399	$290	$1.92
Non-Core or Non-Recurring Items:
Additional costs of acquired inventories (2)	2	2	1	—
Acquisition transaction and integration costs (3)	10	10	6	0.04
Asset impairments and restructuring gains (4)	(7)	(7)	(6)	(0.04)
Excluding non-core or non-recurring items	$441	$404	$291	$1.92

	Second Quarter 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$428	$382	$264	$1.69
Non-Core or Non-Recurring Items:
Solutia integration costs (3)	8	8	6	0.03
Asset impairments and restructuring charges (gains), net (4)	18	18	12	0.08
Excluding non-core or non-recurring items	$454	$408	$282	$1.80

(1)
Excluding the tax impact of non-core or non-recurring items, the second quarter 2014 effective tax rate was 28 percent compared to 31 percent for second quarter 2013. The second quarter 2014 effective tax rate included further benefit from the continued integration of Eastman and Solutia business operations and legal entity structures.

(2)
As required by purchase accounting, acquired BP plc's global aviation turbine engine oil business inventories were marked to fair value. Approximately one quarter of these inventories were sold in second quarter 2014 resulting in an increase in cost of sales.

(3)	Included in selling, general, and administrative expenses.

(4)	See Table 3 for description of asset impairments and restructuring charges (gains), net.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	First Six Months 2014
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$797	$721	$523	$3.43
Non-Core or Non-Recurring Items:
Additional costs of acquired inventories (2)	2	2	1	0.01
Acquisition transaction and integration costs (3)	19	19	11	0.08
Asset impairments and restructuring charges (gains), net (4)	6	6	3	0.02
Excluding non-core or non-recurring items	$824	$748	$538	$3.54

	First Six Months 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, except per share amounts, unaudited)			After Tax (1)	Per Diluted Share
As reported	$821	$727	$511	$3.26
Non-Core or Non-Recurring Items:
Solutia integration costs (3)	15	15	10	0.06
Asset impairments and restructuring charges (gains), net (4)	21	21	14	0.09
Excluding non-core or non-recurring items	$857	$763	$535	$3.41

(1)
Excluding the tax impact of non-core or non-recurring items, the first six months 2014 effective tax rate was 28 percent compared to 30 percent for first six months 2013. The first six months 2014 effective tax rate included further benefit from the continued integration of Eastman and Solutia business operations and legal entity structures. The first six months 2013 effective tax rate was impacted by enactment of the American Taxpayer Relief Act of 2012 in January 2013 which resulted in a $10 million benefit primarily related to a research and development tax credit.

(2)
As required by purchase accounting, acquired BP plc's global aviation turbine engine oil business inventories were marked to fair value. Approximately one quarter of these inventories were sold in second quarter 2014 resulting in an increase in cost of sales.

(3)	Included in selling, general, and administrative expenses.

(4)	See Table 3 for description of asset impairments and restructuring charges (gains), net.

Table 5 – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Cash flows from operating activities
Net earnings	$294	$266	$528	$514
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	110	108	217	218
Asset impairment charges	—	6	8	6
Gain on sale of assets	(5)	—	(5)	—
Provision for deferred income taxes	29	20	61	46
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(73)	(59)	(191)	(214)
(Increase) decrease in inventories	62	18	(54)	(35)
Increase (decrease) in trade payables	(23)	(5)	(44)	(32)
Pension and other postretirement contributions (in excess of) less than expenses	(33)	(17)	(45)	(42)
Variable compensation (in excess of) less than expenses	40	48	(53)	(9)
Other items, net	18	(23)	(33)	(85)
Net cash provided by operating activities	419	362	389	367
Cash flows from investing activities
Additions to properties and equipment	(132)	(100)	(254)	(187)
Proceeds from sale of assets	8	—	12	5
Acquisitions, net of cash acquired	(283)	—	(283)	—
Additions to capitalized software	—	—	(1)	(1)
Other items, net	2	(8)	2	(8)
Net cash used in investing activities	(405)	(108)	(524)	(191)
Cash flows from financing activities
Net increase in commercial paper borrowings	(231)	100	26	300
Proceeds from borrowings	490	150	615	150
Repayment of borrowings	(125)	(355)	(125)	(555)
Dividends paid to stockholders	(53)	(46)	(106)	(47)
Treasury stock purchases	(100)	(46)	(360)	(78)
Dividends paid to noncontrolling interests	(6)	(4)	(9)	(7)
Proceeds from stock option exercises and other items, net	(2)	1	30	47
Net cash (used in) provided by financing activities	(27)	(200)	71	(190)
Effect of exchange rate changes on cash and cash equivalents	3	2	2	(1)
Net change in cash and cash equivalents	(10)	56	(62)	(15)
Cash and cash equivalents at beginning of period	185	178	237	249
Cash and cash equivalents at end of period	$175	$234	$175	$234

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2014	2013	2014	2013
Net cash provided by operating activities	$419	$362	$389	$367
Additions to properties and equipment	(132)	(100)	(254)	(187)
Dividends paid to stockholders	(53)	(46)	(106)	(47)
Free Cash Flow	$234	$216	$29	$133

Table 6 – Selected Balance Sheet Items

	June 30,	December 31,
(Dollars in millions, unaudited)	2014	2013
Cash and cash equivalents	$175	$237
Long-term Borrowings	4,773	4,254
Total Eastman Stockholders' Equity	3,882	3,796